ARC Announces Quarterly Dividend

SAN RAMON, CA / ACCESSWIRE / July 29, 2021 / ARC Document Solutions, Inc. (NYSE:ARC) today announced that its board of directors declared a quarterly cash dividend of $0.02 per share. The dividend is payable November 30, 2021 to shareholders of record as of October 29, 2021. The ex-dividend date will be October 28, 2021.

This is the fourth of four quarterly cash dividends planned for 2021 as previously announced on December 10, 2020.

About ARC Document Solutions
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114